ASSET PURCHASE AGREEMENT

BY AND BETWEEN

OCEAN SPRAY CRANBERRIES, INC.

AND

NORTHLAND CRANBERRIES, INC.

September 23, 2004

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TABLE OF CONTENTS
(continued)

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EXHIBITS

Exhibit A	— Legal description of Processing Plant and Storage Facility
Exhibit B	— Legal description of the Office Building
Exhibit C	— Form of Bill of Sale -- Non-Qualified Cranberry Inventory
Exhibit D	— Form of Escrow Agreement
Exhibit E	— Form of Special Warranty Deed
Exhibit F	— Form of Bill of Sale -- Purchased Assets
Exhibit G	— Form of Assignment and Assumption Agreement for Assumed Liabilities
Exhibit H	— Form of Opinion from Buyer's Counsel
Exhibit I	— Form of Opinion from Company's Counsel
Exhibit J	— Form of Office Building Lease Agreement
Exhibit K	— Form of Toll Processing Agreement
Exhibit L	— Form of Laboratory Lease
Exhibit M	— Form of Stipulation
Exhibit N	— Form of Release
Exhibit O	— Form of Purchased Owned Real Property
Exhibit P	— Form of Processing Plant Lease

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ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 23, 2004, by and between Ocean Spray Cranberries, Inc., a Delaware corporation (“Buyer”), and Northland Cranberries, Inc., a Wisconsin corporation (the “Company”).

RECITALS

        WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from the Company (subject to the assumption of certain liabilities), and the Company desires to sell to Buyer (subject to the assumption of certain liabilities), certain of the assets of the Company for the consideration set forth herein.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF PURCHASED ASSETS

        1.1     Basic Transaction.

        (a)     Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase from the Company, and the Company shall sell, convey, assign, transfer and deliver to Buyer on the Closing Date, all of the Company’s right, title and interest in the following (the “Purchased Assets”):

            (i)     the processing plant (the “Processing Plant”) and storage facility (the “Storage Facility”) located at 3130 Industrial Street, Wisconsin Rapids, WI (including the equipment and office supplies located thereon, other than the equipment and office supplies set forth on Section 1.1(b) of the Company Disclosure Schedule), as legally described on Exhibit A attached hereto;

            (ii)     the office building and workshop (the “Office Building”) located at 2930 Industrial Street, Wisconsin Rapids, WI (excluding all equipment, furniture, supplies and other personal property located thereon, other than the equipment, furniture, supplies and other personal property set forth on Section 1.1(a)(ii) of the Company Disclosure Schedule), as legally described on Exhibit B attached hereto;

            (iii)     all cranberry inventory (in frozen fruit form) owned by the Company (excluding (A) the Holdback Inventory, (B) the Excluded Inventory and (C) any of the crop harvested or to be harvested in the fall of 2004 located on any of the Company’s marshes or to be delivered from any of the Company’s contract growers);

            (iv)     the contracts set forth on Section 1.1(a)(iv) of the Company Disclosure Schedule (the “Purchased Contracts”);

            (v)     the personal property set forth on Section 1.1(a)(v) of the Company Disclosure Schedule;

            (vi)     originals or copies of all books and records that relate primarily to the Purchased Assets;

            (vii)     the customer list consisting of those customers of the Business which are parties to the open purchase orders listed on Section 1.2(a) of the Company Disclosure Schedule and those customers which have had open purchase orders with the Company during the two previous fiscal years (the “Customer List”); and

            (viii)     all assignable permits, licenses or certifications that relate primarily to the Purchased Assets.

        (b)     Excluded Assets. Notwithstanding the foregoing, all properties, assets and rights of the Company other than the Purchased Assets (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets, including, but not limited to, (i) all of the marshes owned by the Company (including the improvements and equipment located thereon), (ii) the Holdback Inventory and the Excluded Inventory, (iii) all trade names, trademarks or service marks owned or used by the Company and (iv) all of the equipment, office supplies and personal property listed on Section 1.1(b) of the Company Disclosure Schedule.

        1.2     Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to assume all of the following liabilities (“Assumed Liabilities”):

        (a)     all liabilities and obligations associated with open purchase orders and contracts with respect to sales of non-branded cranberry products, which open purchase orders and contracts are set forth on Section 1.2(a) of the Company Disclosure Schedule;

        (b)     all liabilities and obligations with respect to the Purchased Contracts;

        (c)     all liabilities and obligations associated with the Transferred Employees employed by the Buyer after the Employee Transfer Date that arise after the Employee Transfer Date and relate to Buyer’s employment of such employees, subject to the agreement of the parties set forth in Section 5.5 hereof;

        (d)     all liabilities and obligations associated with the failure by Buyer, the Business or the Purchased Assets to comply with any law, regulation, statute, ordinance or treaty from and after the Closing, subject to the agreement of the parties set forth in Section 5.4(d) hereof; and

        (e)     Liens that are considered Permitted Liens.

Other than the Assumed Liabilities, Buyer shall not assume any other liabilities, obligations or commitments of any kind including, without limitation, any liabilities under contracts between the Company and any of its third party suppliers of cranberries, all of which liabilities shall be retained by the Company.

        1.3     Physical Inventory. Within 2 business days following the Closing Date, representatives of Buyer and the Company shall jointly conduct a physical inventory (the “Closing Physical Inventory”) of the cranberry inventory referenced in Section 1.1(a)(iii) hereof.

        1.4     Examination of Cranberry Inventory. At the Closing or anytime on or before the 30th calendar day following the Closing Date, Buyer shall, in its sole and absolute discretion, (i) determine if any of the cranberry inventory transferred to Buyer pursuant to Section 1.1(a)(iii)does not meet the specifications (the “Non-Qualified Cranberry Inventory”) and (ii) deliver to the Company a bill or bills of sale substantially in the form attached hereto as Exhibit C duly executed and acknowledged by Buyer, conveying to the Company in one or more portions all of Buyer’s right, title, and interest in the Non-Qualified Cranberry Inventory. At such time, representatives of Buyer and the Company may, at either party’s request, jointly conduct a physical inventory (the “Non-Qualified Physical Inventory”) of the Non-Qualified Cranberry Inventory.

ARTICLE II
BASIC TRANSACTION

        2.1     Payment of Purchase Price.

        (a)     The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount in cash equal to  (A) $35,000,000 (the “Base Consideration”) minus (B) the amount (if any) by which the Cranberry Inventory Value of the Company as of the Closing Date as shown on the Closing Inventory Report (as defined in Section 2.1(e) below and as prepared in accordance with the provisions thereof) (the “Final Cranberry Inventory Value Amount”) is less than the Target Cranberry Inventory Value Amount plus (C) the amount (if any) by which the Final Cranberry Inventory Value Amount is greater than the Target Cranberry Inventory Value Amount.

        (b)     Prior to the Closing, the Company shall deliver to Buyer its good faith calculation of its estimate of the Cranberry Inventory Value of the Company as of the Closing Date, as certified by a senior executive officer of the Company (the “Estimated Cranberry Inventory Value Amount”).

        (c)     At the Closing, Buyer shall be assigned the Purchased Assets and the Assumed Liabilities and shall pay by wire transfer to the Company an amount in cash equal to (i) the Base Consideration, minus (ii) the Escrow Amount, minus (iii) the amount (if any) by which the Estimated Cranberry Inventory Value Amount is less than the Target Cranberry Inventory Value Amount, plus (iv) the amount (if any) by which the Estimated Cranberry Inventory Value Amount is greater than the Target Cranberry Inventory Value Amount (the “Estimated Purchase Price”).

        (d)     At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent for deposit into an escrow account (“Escrow Account”) established pursuant to the terms of the escrow agreement in the form of Exhibit D attached hereto (the “Escrow Agreement”).

        (e)     Within 40 days following the Closing Date, Buyer shall deliver to the Company an inventory report (as finally determined pursuant to this Section 2.1(e), the “Closing Inventory Report”), setting forth the Final Cranberry Inventory Value Amount (as finally determined pursuant to this Section 2.1(e), together with the Closing Inventory Report, the “Cranberry Inventory Calculation”). The Cranberry Inventory Calculation shall be calculated using the Closing Physical Inventory and the amount of the returned Non-Qualified Cranberry Inventory as inputs. During the 30-day period immediately following the Company’s receipt of the Cranberry Inventory Calculation, the Company shall be permitted to review Buyer’s books and records related to the preparation of the Cranberry Inventory Calculation and determination of the Final Cranberry Inventory Value Amount. The Cranberry Inventory Calculation shall become final and binding upon the parties 30 days following the Company’s receipt thereof unless the Company gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. If a timely Notice of Disagreement is received by Buyer, then the Cranberry Inventory Calculation (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm (defined below). During the 30 days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review the Company’s and its representatives’ working papers relating to the Notice of Disagreement. At the end of the 30-day period referred to above, the parties shall submit to the Chicago office of Grant Thorton LLP or if such firm declines, such other nationally recognized accounting firm as is acceptable to Buyer and the Company (the “Accounting Firm”) for review and resolution of all matters (but only such matters) that remain in dispute in the Notice of Disagreement. The parties shall instruct the Accounting Firm to make a final determination (the “Final Determination”) of the Final Cranberry Inventory Value Amount to the extent such amount is in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. The parties shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Company, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Company, on the other hand. The parties shall also instruct the Accounting Firm to make the Final Determination based solely on presentations by Buyer and the Company which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Cranberry Inventory Calculation and the determination of the Final Cranberry Inventory Value Amount shall become final and binding on the parties on the date the Accounting Firm delivers the Final Determination in writing to the parties (which shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be allocated to the parties as determined (and set forth in the Final Determination) by the Accounting Firm based upon the relative success (in terms of percentages) of each party’s claim. For example, if the Final Determination reflects a 60-40 compromise of the parties’ claims, the Accounting Firm would allocate expenses 40% to the party whose claim was determined to be 60% successful and 60% to the party whose claim was determined to be 40% successful.

        (f)     If the Final Cranberry Inventory Value Amount is greater than the Estimated Cranberry Inventory Value Amount, Buyer shall, within three business days after the Cranberry Inventory Calculation becomes final and binding on the parties, make payment by wire transfer to the Company in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment. If the Estimated Cranberry Inventory Value Amount is greater than the Final Cranberry Inventory Value Amount, the Company shall, within three business days after the Cranberry Inventory Calculation becomes final and binding on the parties, make payment by wire transfer to Buyer in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment.

        2.2     Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin, or at such other place as is mutually agreeable to the parties, at 10:00 a.m., local time, on the date hereof. The date on which the Closing shall occur is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of the close of business on the Closing Date.

        2.3     Allocation of Purchase Price.  The Company and Buyer shall jointly prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Internal Revenue Code §1060 and Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) within 30 days after the Final Cranberry Inventory Value Amount is finally determined pursuant to Section 2.1(e) hereof. The Company and Buyer and their Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Buyer and the Company shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as the other party may reasonably request in preparing such allocation. Neither the Company nor Buyer shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

        2.4     Closing Deliveries.

        (a)     Deliveries of the Company. The Company shall deliver to Buyer at the Closing:

            (i)     Special warranty deeds substantially in the form attached hereto as Exhibit E duly executed and acknowledged by the Company, conveying to Buyer all of the Company’s right, title, and interest in the Purchased Owned Real Property;

            (ii)     A bill of sale substantially in the form attached hereto as Exhibit F duly executed and acknowledged by the Company, conveying to Buyer all of the Company’s right, title, and interest in the personal property included in the Purchased Assets;

            (iii)     Physical possession of all of the Purchased Assets capable of passing by delivery with the intent that title in such Purchased Assets shall pass by and upon delivery;

            (iv)     An assignment and assumption agreement (the “Assignment and Assumption Agreement”) substantially in the form attached hereto as Exhibit G duly executed by the Company under which the Company assigns and Buyer assumes the Assumed Liabilities;

            (v)     All consents required, if any, to the assignment of the Purchased Assets to be assigned to Buyer at the Closing;

            (vi)     A copy of the resolution of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other documents and agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, certified by the secretary or an assistant secretary of the Company;

            (vii)     Documentation evidencing the release of all liens on the Purchased Assets that are not Permitted Liens;

            (viii)     An opinion from counsel to the Company in form and substance as set forth in Exhibit H attached hereto, addressed to the Buyer, and dated as of the Closing Date; and

        (b)     Deliveries of Buyer. Buyer shall pay the Estimated Purchase Price to the Company at the Closing, in immediately available funds by wire transfer and shall deliver the Escrow Amount to the Escrow Agent. Buyer shall have delivered to the Company at the Closing:

            (i)     A copy of the resolution of the board of directors of Buyer authorizing the execution and performance of this Agreement and the other documents and agreements contemplated hereby, certified by the secretary or an assistant secretary of Buyer;

            (ii)     The Assignment and Assumption Agreement duly executed by Buyer; and

            (iii)     An opinion from counsel to the Buyer in form and substance as set forth in Exhibit I attached hereto, addressed to the Company, and dated as of the Closing Date.

            (iv)     A resale certificate sufficient to establish an exemption from sales tax in the state of Wisconsin for the inventory described in Section 1.1(a)(iii).

        2.5     Real Estate Matters. At or prior to Closing, Buyer (with the cost to be split equally between Buyer and the Company) may, at its option, obtain a commitment for an ALTA Form B Owner’s title insurance policy (if available) (the “Commitment”) issued by a title insurance company reasonably acceptable to Buyer and the Company (the “Title Company”), wherein the Title Company agrees to issue to Buyer, upon the recording of the deeds referred to above an ALTA Form B 1992 Owner’s Title Insurance Policy (if available) the (“Title Policy”) in the amount of $13.0 million, showing Buyer as owner of the Purchased Owned Real Property in fee simple, subject only to the Permitted Liens. The Title Policy may have all standard and general exceptions deleted (other than the survey exception) so as to afford full extended coverage, and may include such endorsements as are customarily requested by commercial buyers in the subject market (with Buyer paying the cost of any such endorsements, provided, however, that the Company shall fully cooperate with Buyer in its efforts to obtain such endorsements). The cost of the Commitment and the Title Policy, inclusive of full extended coverage (other than the survey exception), and inclusive of any endorsements issued with respect to title exceptions that do not constitute Permitted Liens, but exclusive of the Buyer-requested endorsements, shall be split equally between the Company and Buyer. The Company shall deliver to Buyer (with the cost to be spilt equally between Buyer and the Company) concurrently with Buyer’s receipt of the Commitment, legible copies of all documents evidencing title exceptions referenced in the Commitment.

        2.6     No Representations. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (a) EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE COMPANY IS TRANSFERRING THE PURCHASED ASSETS “AS IS, WHERE IS AND WITH ALL FAULTS” AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH HEREIN NEITHER THE COMPANY NOR ANY OTHER PERSON IS MAKING, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING ANY OF THE PURCHASED ASSETS OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER BY THE COMPANY OR ANY OTHER PERSON OR OTHERWISE OBTAINED BY BUYER CONCERNING ANY OF THE PURCHASED ASSETS OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, BUT NOT LIMITED TO: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of any of the Purchased Assets or any aspect or portion thereof, including structural elements of any buildings or improvements, access, sewage, water and utility systems, facilities and appliances, soils, geology, surface water, or groundwater; (ii) the magnitude or dimensions of any of the Purchased Assets; (iii) the development or income potential of, or rights of or relating to the development or income potential of, any of the Purchased Assets, or the fitness, suitability, value or adequacy of any of the Purchased Assets for any particular purpose; (iv) the zoning or other legal status of any of the Purchased Assets or the existence of any other public or private restrictions on the use of any of the Purchased Assets; (v) the compliance of any of the Purchased Assets or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any authority or of any other Person; (vi) the ability of Buyer to obtain any necessary governmental approvals, licenses or permits for the use or development of any of the Purchased Assets; or (vii) the presence, absence, condition or compliance of any hazardous materials on, in, under, above or about any of the Purchased Assets or any adjoining or neighboring property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Buyer as of the date of this Agreement that the statements contained in this Article III are true and correct, subject to the exceptions set forth in the disclosure schedule delivered by the Company to Buyer concurrently with the execution of this Agreement dated as of the date of this Agreement and certified by a duly authorized senior executive officer of the Company (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III and any other section in this Article III where it is reasonably clear that the disclosure is intended to apply to such other section.

        3.1     Organization and Qualification.  The Company is a corporation duly organized, validly existing and in active status under the laws of the state of Wisconsin and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on the Company. The Company has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company has heretofore made available to Buyer a complete and correct copy of its articles of incorporation (including all certificates of designation or the equivalent thereof) and bylaws, each as amended to the date hereof. Such articles of incorporation and bylaws, each as amended to date, are in full force and effect.

        3.2     Authority.  The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Except as set forth on Section 3.2 of the Company Disclosure Schedule, this Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

        3.3     No Violation. Except as set forth on Section 3.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will constitute a breach or violation of any provision of the articles of incorporation or bylaws of the Company, as amended, constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, any note, bond, mortgage, indenture, deed of trust, or any material license, lease, agreement or other instrument to which the Company, or by which it or any of the Purchased Assets, are bound, or subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, conflict with or violate any order, judgment or decree, or any material statute, ordinance, rule or regulation applicable to the Company, or by which it or any of the Purchased Assets may be bound or affected.

        3.4     Title to Purchased Assets.  Except as set forth on Section 3.4 of the Company Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in the personal property included in the Purchased Assets. The Company has the power and the right to sell, assign and transfer and the Company will sell and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

        3.5     Broker’s Fees.  Except as set forth on Section 3.5 of the Company Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. All obligations for fees or commissions owing to the Persons listed on Section 3.5 of the Company Disclosure Schedule shall be the responsibility of the Company.

        3.6     Legal Compliance.  Except as set forth on Section 3.6 of the Company Disclosure Schedule, the Company is in compliance and has been in compliance in all material respects with all applicable laws relating to the Business (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and the Company has not received written notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.

        3.7     Tax Matters.

        (a)     The Company has filed all material Tax Returns that it was required to file with respect to the Business. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by the Company with respect to the Business (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Business. No claim has ever been made by an authority in writing in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Business. There are no security interests on any of the assets of the Company used in the Business that arose in connection with any failure (or alleged failure) to pay any Tax.

        (b)     The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to the Business.

        (c)     There is no dispute or claim concerning any Tax liability with respect to the Business claimed or raised by any authority in writing. Section 3.7(c) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Business for taxable periods ended on or after August 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

        (d)     The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business.

        (e)     None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Internal Revenue Code Section 280G. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) does not have any liability for the Taxes or any person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        3.8     Real Property.

        (a)     The Purchased Owned Real Property and its existing uses comply with, and the Company is not in violation of, in connection with its ownership, use, maintenance or operation of the Purchased Owned Real Property and the conduct of the Business related thereto, any applicable and legally binding federal, state, county or municipal or local statutes, laws, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authorities relating to environmental matters (being hereinafter collectively referred to as the “Environmental Laws”).

        (b)     There are no ongoing remedial actions with respect to the Purchased Owned Real Property in connection with the Environmental Laws, nor has the Company received any written notice of any of the same.

        (c)     Except as set forth on Section 3.8(c) of the Company Disclosure Schedule, no hazardous materials, substances or wastes have been released into the environment at or on the Purchased Owned Real Property, except as the same may have been used or released in connection with any farming-related operation or other lawful operation of the Company or its predecessors conducted upon the Purchased Owned Real Property, provided that the Company has no knowledge that any such use was not in conformance in all material respects with all applicable Environmental Laws.

        (d)     To the best of the Company’s knowledge, there are no electrical transformers or other equipment containing dielectric fluid containing polychlorinated biphenyls located in, on or under the Purchased Owned Real Property, nor is there any friable asbestos contained in, on or under the Purchased Owned Real Property.

        (e)     No unresolved written notices of any material violation of any Environmental Laws relating to the Purchased Owned Real Property or its use have been received by the Company and there are no writs, injunctions, decrees, orders or judgments outstanding, no lawsuits, claims, proceedings or investigations pending or, to the best of the Company’s knowledge, threatened, relating to the ownership, use, maintenance or operation of the Purchased Owned Real Property.

        (f)     The Company has no knowledge of any unrecorded tenancies, leases or other occupancies on the Purchased Owned Real Property.

        (g)     The Company has not received written notice of any action in condemnation, eminent domain or public taking proceedings now pending or contemplated against the Purchased Owned Real Property.

        (h)     The Company has no knowledge of any obligations in connection with the Purchased Owned Real Property, or any so called “recapture agreements,” involving sewer extensions, oversizing utility lines, lighting or like expense or charge for work or services done upon, or relating to, the Purchased Owned Real Property which will bind Buyer or the Purchased Owned Real Property from and after the closing date hereunder.

        3.9     Contracts.  The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 1.1(a)(iv) of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 1.1(a)(iv) of the Company Disclosure Schedule. With respect to each such agreement on the Company Disclosure Schedule: (a) the agreement is a legal, valid, binding, and enforceable obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and remedies generally; (b) neither the Company nor, to the knowledge of the Company, any other party thereto is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (c) neither the Company nor, to the knowledge of the Company, any other party thereto has repudiated any provision of the agreement.

        3.10     Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company with respect to the Purchased Assets.

        3.11     Litigation.  Section 3.11 of the Company Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or change related to the Purchased Assets or (ii) is a party or, to the knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation related to the Purchased Assets of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as described in Section 3.11 of the Company Disclosure Schedule, None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.11 of the Company Disclosure Schedule reasonably could be expected to result in any Material Adverse Effect in the Purchased Assets.

        3.12     Employees.  Except as described in Section 3.12 of the Company Disclosure Schedule, the Company is not currently or, within the past five years, has not been a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes associated with the Purchased Assets, Business or Business Employees. There are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened against the Company before the National Labor Relations Board. The Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. As of the Employee Transfer Date or as soon as administratively practical following the Employee Transfer Date (but in no event later than as required under applicable law), the Company shall satisfy or shall have satisfied all obligations of any kind to the Business Employees (as defined herein), including without limitation obligations relating to severance, bonuses, vacation, or termination or employment with the Company at the Employee Transfer Date, to the extent required under the terms of any Company Benefit Plan or as required under applicable law.

        3.13     Inventory. The cranberry inventory purchased by Buyer pursuant to Section 1.1(a)(iii) of this Agreement (i) is fit for human consumption, is not adulterated, and is free from rot and trash that should be removed in the normal cleaning process and (ii) complies with all applicable federal, state and local laws and regulations, including but not limited to, the Pure Food and Drug Act, the Food, Drug and Cosmetic Act, the Federal Insecticide, Fungicide & Rodenticide Act, the Fair Packaging and Labeling Act and any applicable U.S. Food and Drug Administration and U.S. Department of Agriculture guidelines and regulations.

        3.14     Purchased Assets.  The Purchased Assets include all of the assets of the Company which are currently used in or necessary for the operation of the Business currently conducted by the Company as of the Closing Date with respect to the Purchased Assets, including, but not limited to, intellectual property, contracts, personal property, real property, permits and licenses.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to the Company as of the date of this Agreement that the statements contained in this Article IV are true and correct, subject to the exceptions set forth in the disclosure schedule delivered by Buyer to the Company concurrently with the execution of this Agreement dated as of the date of this Agreement and certified by a duly authorized officer of Buyer (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV and any other section in this Article IV where it is reasonably clear that the disclosure is intended to apply to such other section.

        4.1     Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority and governmental approvals is not reasonably likely to have a Material Adverse Effect on Buyer. Buyer has heretofore made available a complete and correct copy of its certificate of incorporation (including all certificates of designation or the equivalent thereof) and bylaws, each as amended to the date hereof. Such certificate of incorporation and bylaws, each as amended to date, are in full force and effect.

        4.2     Authority.  Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

        4.3     No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of its certificate of incorporation or bylaws, constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any property or asset of Buyer under, any note, bond, mortgage, indenture, deed of trust or any material license, lease, agreement or other instrument to which any of them or any of their properties or assets, are bound, or subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, conflict with or violate any material statute, ordinance, rule or regulation applicable to Buyer, or by which it or any of its properties or assets may be bound or affected. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will conflict with or violate any order, judgment or decree applicable to Buyer, or by which it or any of its properties or assets may be bound or affected.

        4.4     Finder’s Fees. No Person retained by Buyer or its Affiliates is or will be entitled to any commission or finder’s or similar fee in connection with the transactions contemplated by this Agreement.

        4.5     Litigation. There is no suit, claim, proceeding or investigation pending or, to Buyer’s knowledge, threatened against Buyer which is reasonably likely to have a Material Adverse Effect on Buyer or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Buyer is not a party to or bound by any outstanding order, writ, injunction or decree which is reasonably likely to have a Material Adverse Effect on Buyer or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

        4.6     Company Stock. Buyer does not own, nor within the past three years has it owned (directly or indirectly, beneficially or of record) any capital stock of the Company and is not a party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in each case, any share of capital stock of the Company.

ARTICLE V
AGREEMENTS

        5.1     Confidentiality. The parties acknowledge that Buyer and the Company have previously executed a confidentiality and non-disclosure agreement dated February 13, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will terminate upon Closing and be replaced by the confidentiality provisions of this Agreement.

        5.2     Customer List. The Company agrees that from and after the Closing, it will not sell or otherwise disclose the contents of the Customer List to any third party, other than in connection with a sale of any portion of the business of the Company that remains after the transactions contemplated by this Agreement, but only with respect to the customers on the Customer List which also are customers of the later sold business.

        5.3     Public Disclosure. Buyer and the Company agree that the initial press release with respect to the transactions contemplated hereby shall be in the form heretofore agreed by Buyer and the Company.

        5.4     Further Actions; Filings.

        (a)     Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) respond to all inquiries and investigations, make all necessary filings, and thereafter make any other submissions, with respect to this Agreement, the transactions contemplated by this Agreement that are required under (A) applicable federal and state securities laws, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the transactions contemplated by this Agreement and (C) any other applicable law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

        (b)     Buyer and the Company have determined that the transaction contemplated by this Agreement does not require notification under the HSR Act or any foreign antitrust/merger control laws. Buyer and the Company agree to use their reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transaction contemplated by this Agreement, including using reasonable best efforts to make all necessary government filings, respond to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. If suit or other action is threatened or instituted by any Governmental Entity or other entity challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement, the parties shall use reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or action, and shall each bear their own costs incurred in connection with doing so.

        (c)     Each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened inquiry, action, proceeding or investigation by any Governmental Entity or any other Person, whether arising prior to or after the Closing, (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise limit the right of Buyer or its subsidiaries to own or operate all or any portion of the Purchased Assets of the Company.

        (d)     Notwithstanding anything to the contrary in this Agreement, including, without limitation, the indemnification provisions contained in Article VIII, each party shall be responsible for the costs it and its officers, directors, employees, agents, advisors, representatives and Affiliates incur in connection with complying with the provisions of this Section 5.4 in connection with any such inquiry, action, proceeding or investigation initiated under any applicable antitrust law, rule or regulation.

        5.5     Employees; Employment and Benefit Arrangements.

        (a)     Section 5.5 of the Company Disclosure Schedule sets forth the current, active employees of the Company whose employment primarily relates to the Purchased Assets or as otherwise mutually agreed to by the Company and Buyer, including, without limitation, all full-time employees whose employment primarily relates to the Purchased Assets and any inactive employees previously employed whose employment primarily related to the Purchased Assets who have a right of reemployment by the Company under applicable law (collectively, the “Business Employees”). The Company shall notify Buyer in writing of any individual who becomes or ceases to be a Business Employee during the period beginning on the Closing Date ending on the Employee Transfer Date. At least 15 days prior to the Employee Transfer Date, Buyer shall deliver to the Company written notice of each Business Employee to be offered employment by Buyer on the Employee Transfer Date (a “Transferred Employee”). As of the close of business on the Employee Termination Date, the employment with the Company of each Transferred Employee shall be terminated by the Company and Buyer shall offer employment to each Transferred Employee. Buyer agrees that such offers of employment shall be on terms and conditions of employment that are comparable in the aggregate to the terms and conditions of employment that Buyer provides to similarly situated Buyer employees as of the Employee Transfer Date. On the Employee Transfer Date, the Company shall deliver to Buyer copies of letters formally terminating the employment of the Transferred Employees and Buyer shall deliver to the Company copies of letters formally offering employment to the Transferred Employees. Nothing contained in this Agreement shall confer upon any Transferred Employee or any other employee or former employee of the Company any right to continued employment with Buyer or its Affiliates, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Transferred Employees at any time and for any reason or restrict Buyer in the exercise of its independent judgment in modifying any of the terms and conditions of the employment of the Transferred Employees with Buyer after the Employee Transfer Date.

        (b)     Except as set forth in Section 5.5(c), below, the Company shall be responsible for all obligations due and liabilities associated with the Transferred Employees in connection with their employment prior to the Employee Transfer Date or in connection with their termination from employment, including, without limitation, any liabilities in connection with bonuses, vacations, employment arrangements, termination or severance as set forth in Section 3.12. The Buyer shall be responsible for all obligations and liabilities that arise following the Employee Transfer Date in connection with its employment of any Transferred Employees.

        (c)     In respect of notices and payments relating to events occurring prior to the Employee Transfer Date, the Company shall be responsible for and assume all liability for (and shall indemnify and hold Buyer harmless from and against) any and all notices, payments, fines or assessments due to any Governmental Entity, and all legal and other costs and expenses related thereto, pursuant to any applicable federal, state, local or foreign law, common law, statute, rule, regulation or ordinance with respect to the employment, discharge or layoff of Business Employees by the Company before the Employee Transfer Date (other than any termination of the Transferred Employees by the Company pursuant to Section 5.5(a)), including, but not limited to the Worker Adjustment and Retraining Notification Act, the Wisconsin Business Closing Law, and any rules or regulations as have been issued in connection with the foregoing (jointly referred to throughout this Agreement as the “WARN Act”). In respect of notices and payments relating to events occurring as a result of Buyer’s failure to offer to hire as of the Employee Transfer Date any of the Transferred Employees following their termination by the Company pursuant to Section 5.5(a), Buyer shall be responsible and assume (and shall indemnify and hold the Company harmless from and against) all liability for any and all notices, payments, fines or assessments due to any Governmental Entity, and all legal and other costs and expenses related thereto, pursuant to the WARN Act. In respect of notices and payments relating to events occurring after the Employee Transfer Date (other than as a result of Buyer’s failure to hire any of the Transferred Employees immediately following their termination by the Company pursuant to Section 5.5(a)), each party shall be responsible for, and shall indemnify and hold harmless the other against, any WARN Act obligations or liabilities arising with respect to its employees after the Closing.

        5.6     Right to Occupy Office Building.  Buyer and the Company agree that the Company shall have the right to use and occupy the Office Building pursuant to the Office Building Lease Agreement in the form as set forth in Exhibit J attached hereto, on a rent-free basis, for a period of 90 days after the Closing Date.

        5.7     Proration of Real Property Expenses.  All accrued general real estate, personal property and ad valorem Taxes for the current year applicable to the Purchased Owned Real Property and Tangible Property shall be prorated between Buyer and the Company on an accrual basis, utilizing actual final tax bills, if available prior to Closing. If such bills are not available, then such Taxes shall be prorated on the basis of the most currently available tax bills for the Purchased Owned Real Property and any Tangible Property and thereafter promptly re-prorated upon the issuance of final bills therefor, whereupon any amounts due from any party to the other shall be paid in cash at that time. All other expenses associated with the Purchased Owned Real Property, including, without limitation, expenses for electricity, gas, fuel, water, sewer, security services and such other items that are customarily prorated in transactions of this nature shall be ratably prorated between Buyer and the Company as of the Closing Date (in accordance with local custom, in the case of real property Taxes).

ARTICLE VI
CONDITIONS TO CLOSING

        6.1     Conditions to Each Party’s Closing Obligation. The respective obligations of each party under this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

        (a)     No Injunctions or Restraints; Illegality. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, preventing the consummation of the transactions contemplated by this Agreement.

        (b)     Governmental Approval. The waiting periods (and any extensions thereof), if any, applicable to the transactions contemplated by this Agreement under the HSR Act and any applicable foreign antitrust laws, rules or regulations shall have been terminated or shall have expired.

        (c)     Escrow Agreement. Buyer, the Company and the Escrow Agent shall have entered into an Escrow Agreement in the form attached hereto as Exhibit D.

        (d)     Toll Processing Agreement. Buyer and the Company shall have entered into a Toll Processing Agreement in the form attached hereto as Exhibit K.

        (e)     Laboratory Lease.  Buyer and Company shall have entered into a real property lease for the laboratory located within the Processing Plant, substantially in the form attached hereto as Exhibit L.

        (f)     Office Building Lease.  Buyer and Company shall have entered into a real property lease for the Office Building in the form attached hereto as Exhibit J.

        (g)     Plant Lease.  Buyer and Company shall have entered into a real property lease for the Processing Plant, substantially in the form attached hereto as Exhibit P.

        6.2     Additional Conditions to Obligations of the Company. In addition to the conditions set forth in Section 6.1, the obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

        (a)     Representations and Warranties.  The representations and warranties of Buyer in this Agreement shall be true and correct as of the Closing in all material respects.

        (b)     Closing Deliveries. Buyer shall have made the deliveries at Closing required to be made by Buyer pursuant to Section 2.4(b) hereof.

        6.3     Additional Conditions to the Obligations of Buyer. In addition to the conditions set forth in Section 6.1, the obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

        (a)     Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct as of the Closing in all material respects.

        (b)     Dismissal and Release Related to the Lawsuit. The Company and Clermont, Inc. shall have executed a stipulation of dismissal with prejudice of the Lawsuit, in the form of Exhibit M attached hereto. Such stipulation will be filed with the U.S. District Court for the District of Massachusetts within one business day after the Closing. The Company and Clermont, Inc. each shall have entered into a general release in the form of Exhibit N attached hereto.

        (c)     Closing Deliveries. The Company shall have made the deliveries at Closing required to be made by the Company pursuant to Section 2.4(a) hereof.

        (d)     Physical Inspection. Buyer, or its representative, shall have conducted a physical inspection of the Purchased Assets satisfactory to Buyer reasonably proximate to the Closing to allow Buyer to assess compliance of the Purchased Assets with the representations of the Company set forth in this Agreement.

ARTICLE VII
DEFINED TERMS

        The following capitalized terms when used herein shall have the meaning indicated below. Definitions of certain other capitalized terms are set forth elsewhere in this Agreement.

        “Affiliate” shall mean, with respect to a particular Person, Persons controlling, controlled by, or under common control with that Person.

        “Applicable Rate” shall mean the prime rate of interest reported from time to time in The Wall Street Journal.

        “Business” shall mean the receiving, cleaning, binning and processing of cranberries into concentrate conducted at the Processing Plant.

        “Company Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement of any kind that is maintained, sponsored or contributed to by the Company and with respect to which the Company has any liability or potential liability with respect to any Business Employees.

        “Company Filed SEC Documents” shall mean all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed with the Securities and Exchange Commission since July 1, 2003.

        “Company’s knowledge” or “knowledge of the Company” or words of similar import shall mean, with respect to any matter in question, the actual knowledge of John Swendrowski, Richard Kress, Nigel Cooper, Kenneth Iwinski, Steve Klus, Kirk Willard, Allen O’Leary and Mike Swendrowski.

        “Cranberry Inventory Value” shall mean the number of barrels of frozen cranberries for which title was delivered to Buyer on the Closing Date (less any barrels which are Non-Qualified Cranberry Inventory and for which title is delivered to the Company pursuant to Section 1.4 hereof) multiplied by $36.00 per barrel.

        “Employee Transfer Date” shall mean December 1, 2004.

        “Escrow Agent” shall mean Wells Fargo Bank, National Association.

        “Escrow Amount” shall mean $2,500,000.

        “Escrow Funds” shall mean the amount of cash held from time to time by the Escrow Agent in the Escrow Account pursuant to the Escrow Agreement

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

        “Excluded Inventory” shall mean the cranberry inventory set forth on Section 7(i) of the Company Disclosure Schedule.

        “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

        “Governmental Entity” shall mean any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

        “Holdback Inventory” shall mean all cranberry juice concentrate.

        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        “Lawsuit” shall mean the litigation pending in the United States District Court for the District of Massachusetts, originally filed on November 11, 2002 titled Northland Cranberries, Inc., et. al. v. Ocean Spray Cranberries, Inc. (Civil Action No. 03-CV-10734 (JLT)).

        “Lien” or “Liens” means any lien, security interest, pledge, charge, claim, mortgage, easement, restriction or any other encumbrance.

        “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, losses, out-of-pocket expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

        “Material Adverse Effect” shall mean, with respect to any Person, any effect that individually or taken together with other effects is materially adverse to (i) the financial condition, or business of such Person and its subsidiaries, taken as a whole (provided, however, that, with respect to the representations and warranties made by the Company, a Material Adverse Effect shall mean any effect that individually or taken together with other effects is materially adverse to the financial condition of the Purchased Assets or to the Business) or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to the Company: (a) events, changes, conditions or effects disclosed in the Company Disclosure Schedule; (b) events, changes, conditions or effects consented to by Buyer; (c) events, changes, conditions or effects attributable to the acts or omissions of, or on behalf of, Buyer; (d) any change in any law effecting the Company or any of its Subsidiaries or any interpretation thereof; (e) changes in the market price or trading volume of Company’s Common Stock; or (f) events, changes, conditions or effects attributable to acts of war, terrorism or other conflicts.

        “Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable; (ii) zoning, building codes and other land use laws regulating the use or occupancy of the Purchased Owned Real Property; (iii) easements, covenants, conditions, restrictions and other similar matters affecting title to the Purchased Owned Real Property and other title defects which do not or would not reasonably be expected to materially impair the use or occupancy of the Purchased Owned Real Property; (iv) Liens set forth on Section 7(ii) of the Company Disclosure Schedule; and (v) all matters shown on the survey of the Purchased Owned Real Property attached hereto as Exhibit O which do not or would not reasonably be expected to materially impair the use or occupancy of the Purchased Owned Real Property.

        “Person” shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

        “Purchased Owned Real Property” shall mean the Processing Plant, the Storage Facility and the Office Building.

        “Subsidiary” shall mean any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

        “Target Cranberry Inventory Value Amount” shall mean $10,000,000.

        “Taxes” shall mean all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, documentary, intangibles, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred, accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax law, provided that any interest, penalties, or additions to tax that related to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. References to the Company or any Subsidiary shall be deemed to include any predecessor to such Person from which the Company or such Subsidiary incurs a liability for Taxes as a result of transferee liability.

        “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        Each capitalized term listed below is defined in the corresponding Section listed below.

Term	Section No.
Accounting Firm	2.1(e)
Agreement	Preamble
Assignment and Assumption Agreement	2.4(a)(iv)
Assumed Liabilities	1.2
Base Consideration	2.1(a)
Business Employees	5.5(a)
Buyer	Preamble
Buyer Disclosure Schedule	Article IV
Buyer Indemnified Party	8.2
Closing	2.2
Closing Date	2.2
Closing Inventory Report	2.1(e)
Closing Physical Inventory	1.3
Commitment	2.5
Company	Preamble
Company Disclosure Schedule	Article III
Company Indemnified Party	8.1
Confidential Information	9.1
Confidentiality Agreement	5.1
Cranberry Inventory Calculation	2.1(e)
Environmental Laws	3.8(a)
Escrow Account	2.1(d)
Escrow Agreement	2.1(d)
Estimated Cranberry Inventory Value Amount	2.1(b)
Estimated Purchase Price	2.1(c)
Excluded Assets	1.1(b)
Final Cranberry Inventory Value Amount	2.1(a)
Final Determination	2.1(e)
Non-Qualified Cranberry Inventory	1.4

Term	Section No.
Non-Qualified Physical Inventory	1.4
Notice of Disagreement	2.1(e)
Office Building	1.1(a)(ii)
Permitted Recipients	9.3
Processing Plant	1.1(a)(i)
Purchase Price	2.1(a)
Purchased Assets	1.1(a)
Purchased Contracts	1.1(a)(iv)
Storage Facility	1.1(a)(i)
Tax Benefit	8.3(i)
Title Company	2.5
Title Policy	2.5
Transferred Employee	5.5(a)
WARN Act	5.5(c)

ARTICLE VIII
INDEMNIFICATION

        8.1     Company’s Indemnity. The Company covenants and agrees to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, advisers, representatives and Affiliates (each, a “Company Indemnified Party”) from and against, and pay or reimburse each Buyer Indemnified Party for, any and all Losses actually sustained as a result of:

        (a)     any breach or inaccuracy of any of the representations and warranties made by the Company in this Agreement (including any Schedule or Exhibit attached hereto) or any certificate or other instrument delivered pursuant to this Agreement; provided, however, the Buyer Indemnified Parties shall not be entitled to seek indemnification for Losses the Buyer Indemnified Parties suffer as a result of the Company’s breach of its representation and warranties set forth in Sections 3.2, 3.3, and 3.11 to the extent that the matters, facts, documents, agreements, orders or items that cause the Company to breach its representation and warranties set forth in Sections 3.2, 3.3, and 3.11 also cause the Buyer to breach its representations and warranties set forth solely in the last sentence of Section 4.3;

        (b)     any failure by the Company to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, or obligations under this Agreement or under any of the documents delivered by the Company pursuant to this Agreement; and

        (c)     whether or not constituting a breach or inaccuracy of any of the representations and warranties made by the Company in or pursuant to this Agreement and whether existing at or arising after the Closing, any liability of the Company which is not an Assumed Liability.

        8.2     Buyer’s Indemnity. Buyer covenants and agrees to defend, indemnify and hold harmless Company, its officers, directors, employees, agents, advisers, representatives and Affiliates (each, a “Buyer Indemnified Party”) from and against, and pay or reimburse each Buyer Indemnified Party for, any and all Losses actually sustained as a result of:

        (a)     any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement (including any Schedule or Exhibit attached hereto) or any certificate or other instrument delivered pursuant to this Agreement;

        (b)     any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement;

        (c)     the ownership of the Purchased Assets after the Closing, subject to the agreement of the parties contained in Section 5.4(d) of this Agreement; and

        (d)     the Assumed Liabilities.

        8.3     Provisions Regarding Indemnities.

        (a)     Notice; Third Party Claims. The indemnified party shall promptly notify the indemnifying party in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under Section 8.1 or Section 8.2 hereof, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume and control the defense thereof using counsel reasonably acceptable to the indemnified party; provided, that, the indemnifying party shall continue to be entitled to assert any limitation on any claims contained herein. Should an indemnifying party so elect to assume the defense of a third party claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. The indemnifying party shall obtain the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the indemnified party or if such settlement does not expressly and unconditionally release the indemnified party from all liabilities and obligations with respect to such claim, without prejudice except for payments that would be required to be paid by indemnified party hereunder. No indemnifying party shall have any obligation to indemnify any indemnified party with respect to any environmental, investigatory, corrective or remedial action (collectively “Remedial Actions”) except to the extent such Remedial Action is affirmatively required by Environmental Laws and then only to the extent of such measures (reasonably satisfactory to the indemnifying party) as are required for purposes of cost effective compliance with such Environmental Laws employing risk-based standards where applicable and assuming continued agricultural or industrial use of the subject property. The indemnifying party shall, upon receipt of notice of an indemnification claim hereunder with respect to any Remedial Action, have the right of reasonable access to any relevant property and the right (but not the obligation) to undertake control over the conduct of such Remedial Action (including without limitation negotiations with, and settlements with, governmental authorities and third parties), subject to the obligation to keep the indemnified party reasonably informed of the status and progress of the Remedial Action.

        (b)     Survival of Representations and Warranties; Termination of Buyer’s Rights. The representations and warranties of the Company contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and continue until December 31, 2005. The right of Buyer to receive indemnity provided by Section 8.1 hereof shall, as to any matter which has not been described in a notice delivered to the Company pursuant to Section 8.3(a) of this Agreement prior to such time, expire at 11:59 P.M., central time, on December 31, 2005.

        (c)     Survival of Representations and Warranties; Termination of Company’s Rights. The representations and warranties of Buyer contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and continue untilDecember 31, 2005. The right of Company to receive indemnity provided by Section 8.2 hereof shall, as to any matter which has not been described in a notice delivered to Buyer pursuant to Section 8.3(a) of this Agreement prior to such time, expire at 11:59 P.M., central time, on December 31, 2005.

        (d)     Rights on Termination. The termination of rights set forth in the foregoing Section 8.3(b) and Section 8.3(c) shall not affect an indemnified party’s right to prosecute to conclusion any claim made by such indemnified party in accordance with Article VIII hereof prior to the time that the relevant right of indemnity terminates.

        (e)     Limitations on the Company’s Liability. The Company Indemnified Parties shall be entitled to assert, as their sole and exclusive remedy against the Buyer Indemnified Parties with respect to any and all claims (other than proven claims for actual fraud by any of the Buyer Indemnified Parties) relating (directly or indirectly) to the representations, warranties, covenants, and agreements of the Company and otherwise to the subject matter of this Agreement or the transactions contemplated hereby, and only in accordance with the terms of this Agreement and the Escrow Agreement, so long as there are any Escrow Funds, claims against the Escrow Funds in respect of any Loss, and then to the extent that there are no Escrow Funds, claims against the Company; provided that no claims by the Company Indemnified Parties shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds $350,000, and then only to the extent such Losses exceed $350,000; provided, however, that for calculating the aggregate amount of claims, no individual claim for indemnification under Section 8.1 shall be included unless and until such claim exceeds $10,000, but then shall be included for the entire amount of such claim; provided, further, that any claim relating to the following conditions, as more fully described in the August 2004 Phase I Report prepared by RMT, Inc., shall be indemnifiable dollar-for-dollar without regard to the $350,000 basket or $10,000 deductible limitations set forth in this paragraph: (i) soil staining in the “boneyard” area of the Purchased Real Estate; (ii) wastewater treatment, discharging and permitting issues, (iii) housing of hazardous wastes in excess of the limitations applicable to very small quantity generators, and

(iv) the matters set forth in items 1 and 2 of Section 3.8(c) of the Company Disclosure Schedules. Notwithstanding any of the foregoing, the Company Indemnified Parties shall only be entitled to assert a claim against the Escrow Funds (or the Company, if there are no Escrow Funds) for a breach of the representations and warranties set forth in Section 3.8 (Real Property) if such breach relates to a third party claim made against the Company Indemnified Parties after the Closing and such third party claim is not instigated, initiated or encouraged by any of the Company Indemnified Parties and does not arise from environmental investigations conducted by or on behalf of any of the Company Indemnified Parties which investigations are not required by Environmental Laws; provided, however, that the limitation contained in this sentence shall not apply to any claim for a breach of the representations and warranties set forth in Section 3.8 (Real Property) if the Buyer, any Affiliate of Buyer, or a third party discovers or comes into knowledge of the breach in connection with activities or investigations conducted for a valid business purpose (other than the purpose of obtaining indemnification hereunder) in connection with construction or plant expansion projects undertaken at the subject facility or the operation of the subject facility in the ordinary course. Notwithstanding anything herein to the contrary, in no event shall the Company’s liability under the terms of this Agreement exceed in the aggregate $5,000,000; provided that Buyer agrees and acknowledges the first $2,500,000 of the Company’s liability under the terms of this Agreement shall be satisfied by payments (on behalf of the Company) from the Escrow Funds and, after the Buyer Indemnified Parties have received $2,5000,000 from the Escrow Funds, then the Company shall directly satisfy any remaining liability it may have pursuant to the terms of this Agreement up (but not exceeding) to $2,500,000 in the aggregate.

        (f)     Limitations on Buyer’s Liability. Buyer shall not be required to indemnify any Buyer Indemnified Party with respect to any claim for indemnification under Section 8.2 hereof unless and until the aggregate amount of all claims against Buyer under such Section 8.2 exceeds $350,000, and then only to the extent such aggregate amount exceeds $350,000; provided, however, that for calculating the aggregate amount of claims, no individual claim for indemnification under Section 8.2 shall be included unless and until such claim exceeds $10,000, but then shall be included for the entire amount of such claim; provided, further, that in no event shall Buyer’s liability under the terms of this Agreement exceed in the aggregate $5,000,000.

        (g)     Exclusive Remedy.

            (i)     Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy against the Buyer Indemnified Parties with respect to any and all claims (other than proven claims for actual fraud by any of the Buyer Indemnified Parties) relating (directly or indirectly) to the representations, warranties, covenants, and agreements of the Company and otherwise to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the provisions set forth in this Article VIII. The Company Indemnified Parties may not avoid the limitations on liability of the Buyer Indemnified Parties set forth herein by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Buyer hereby agrees and acknowledges that, except by Buyer pursuant to Section 2.1(d), no Person (including, without limitation, the Buyer Indemnified Parties) shall have any obligation to fund the Escrow Account. Notwithstanding anything contained to the contrary in this Agreement, Buyer shall not be entitled to indemnification pursuant to this Article VIII with respect to Losses or alleged Losses that are a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining whether or not there will be an adjustment to the Purchase Price pursuant to Section 2.1(f) hereof.

            (ii)     The Company acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy against the Company Indemnified Parties with respect to any and all claims (other than proven claims for actual fraud by any of the Company Indemnified Parties) relating (directly or indirectly) to the representations, warranties, covenants, and agreements of the Buyer and otherwise to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the provisions set forth in this Article VIII. The Buyer Indemnified Parties may not avoid the limitations on liability of the Company Indemnified Parties set forth herein by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding anything contained to the contrary in this Agreement, the Company shall not be entitled to indemnification pursuant to this Article VIII with respect to Losses or alleged Losses that are a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining whether or not there will be an adjustment to the Purchase Price pursuant to Section 2.1(f) hereof.

        (h)     Materiality Qualifier. The amount of any loss, damage, cost, expense, liability or claim for which a party is required to indemnify or reimburse another party hereunder on account of a breach or an inaccuracy of a representation or warranty made by such party or a breach by such party of its covenants contained in this Agreement shall be calculated without regard to any “materiality” qualifier set forth in the relevant representation, warranty or covenant.

        (i)     Losses Net of Tax Benefit and Insurance. The amount of any and all Losses under this Article VIII shall be determined net of any amounts recovered or recoverable by the indemnified party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. The amount of any and all Losses under this Article VIII shall be determined without reduction for any Tax Benefits (as defined below) realized by any party seeking indemnification hereunder arising from the deductibility of any such Losses. However, to the extent that the indemnified party recognizes Tax Benefits as a result of any Losses, the indemnified party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the indemnifying party) to the indemnifying party, as such Tax Benefits are actually recognized by the indemnified party. For this purpose, the indemnified party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the indemnified party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to Losses from all taxable years, exceeds the indemnified party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to Losses for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year). Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

        (j)    Buyer’s Insurance. Notwithstanding anything in this Agreement to the contrary, if the Company provides Buyer with so-called “buyers insurance” reasonably acceptable to Buyer that, in the reasonable discretion of Buyer provides Buyer with protection covering the Company’s indemnity obligations with respect to breaches of the Company’s representations and warranties substantially the same as the protection provided to Buyer in Article VIII, the parties hereto agree to (i)amend this Agreement such that the Company Indemnified Parties shall not be entitled to any indemnification of any kind as a result of the Company’s breach of its representations and warranties contained herein, and all representations and warranties of the Company in this Agreement shall be deemed to have terminated as of the Closing, and (ii) take all action necessary to cause the Escrow Agent to promptly release to the Company the Escrow Funds.

        (k)    Lost Profits. In no event shall the Company Indemnified Parties or the Buyer Indemnified Parties be entitled to recover or make a claim for any amounts in respect of lost profits in calculating the amount of any Losses.

ARTICLE IX
CONFIDENTIALITY

        9.1     Definition of Confidential Information. The parties acknowledge that at or following the Closing, information will have been provided to, or will have come to the attention of, each party and its employees, agents, and representatives regarding the other party, which information is of value to the disclosing party and is not generally available to the public. This information may include but is not limited to the formulations, specifications, product development histories, test results, ideas, marketing concepts, designs, drawings, techniques, personnel, technical and financial data, models, flow charts, procedures, now-how, methods, inventions and forecasts (hereinafter collectively referred to as “Confidential Information”). The parties further acknowledge that Confidential Information which primarily relates to the Purchased Assets or the business conducted by the Company with the Purchased Assets prior to the Closing shall be considered Confidential Information of the Buyer following the Closing. However, Confidential Information does not include any information which (a) was or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party, or (b) comes into the possession of the receiving party after the date of the Closing on a nonconfidential basis from a source other than the disclosing party or its agent, providedthat, insofar as is reasonably known to the receiving party, the disclosure by such source does not violate any confidentiality agreement between such source and the disclosing party.

        9.2     Use of Confidential Information. The receiving party shall use the disclosing party’s Confidential Information only for the purpose of performing its obligations under this Agreement or as contemplated in this Agreement or any agreements entered into pursuant to this Agreement, and for no other purpose; provided, however, that the foregoing shall not prevent the Company or any successor in interest of the Company from using, without payment of any additional consideration, that portion of the Buyer’s Confidential Information that relates to the Purchased Assets or the business conducted by the Company with the Purchased Assets prior to the Closing to the extent necessary to carry out its business following the Closing.

        9.3     Confidentiality. The receiving party, on behalf of itself and all of its Affiliates, agrees to keep the disclosing party’s Confidential Information confidential and shall not, without the prior written consent of the disclosing party, disclose such Confidential Information to any third party, in whole or in part, other than for the purposes of performing its obligations under this Agreement or any agreements entered into pursuant to this Agreement and provided such third party has duly executed a confidentiality agreement pursuant to which such third party has agreed to maintain in confidence and no use or disclose such Confidential Information other than for such purposes. The receiving party likewise shall not disclose such Confidential Information to any Affiliate except those who have an actual need to know such Confidential Information for the purpose of performing the receiving party’s obligations under this Agreement or any agreements entered into pursuant to this Agreement who are informed by the receiving party of the confidential nature of such Confidential Information and who agree to be bound by this Agreement (“Permitted Recipients”). The receiving party shall be responsible for any breach of any provision of this Agreement by its Permitted Recipients.

        9.4     Legal Requirement to Disclose. In the event that the receiving party becomes legally compelled to disclose any of the disclosing party’s Confidential Information, the receiving party shall provide the disclosing party with prompt notice, if lawful, so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event such protective order or other remedy is not obtained, or the disclosing party waives compliance with the provisions of this Agreement, the receiving party shall furnish only that portion of the disclosing party’s Confidential Information which the receiving party is advised by its counsel is legally required to be furnished, and the receiving party shall use its best efforts to obtain assurances that such Confidential Information shall be treated confidentially by the recipient thereof.

ARTICLE X
GENERAL PROVISIONS

        10.1     Notices. All notices, demands, consents, or other communications that are required or permitted hereunder or that are given with respect to this Agreement shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message, or Federal Express or other nationally recognized overnight delivery service. Any notice shall be deemed given upon the earlier of the date when received at, or the fifth day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other parties in accordance with this Agreement:

        (a)     if to Buyer, to:

Ocean Spray Cranberries, Inc. One Ocean Spray Drive Lakeville-Middleboro, Massachusetts 02349 Attn: Neil F. Bryson, General Counsel Facsimile: (508) 946-7304

        with copies to:

Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, WI 53202-4497 Attn: Fredrick G. Lautz, Esq. Facsimile: (414) 978-8900

        (b)     if to the Company, to:

Northland Cranberries, Inc P.O. Box 8020 Wisconsin Rapids, WI 54495-8020 Attn: Ken Iwinski, Vice President — Legal Facsimile: (715) 422-6897

        with copies to:

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601 Attn: Douglas C. Gessner Facsimile: (312) 861-2200

        10.2     Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.3     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart may be executed and delivered by facsimile signature and such facsimile signature shall be deemed an original.

        10.4     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and Buyer Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

        10.5     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel), shall be paid by the party incurring such expense.

        10.6     Tax Matters.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be split equally between the Buyer and the Company when due, and the parties will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

        10.7     Amendment. Any provision of this Agreement may be amended only by the written consent of the Company and Buyer. Any agreement on the part of a party to any amendment shall only be valid if set forth in an instrument in writing signed on behalf of such party.

        10.8     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        10.9     Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        10.10     Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        10.11     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        10.12     No Right of Offset. Neither party shall have the right to offset any amount owed to such party against any amount it owes pursuant to this Agreement or the transactions contemplated hereby.

        10.13     Further Assurances. Each of the parties to the Agreement shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under the Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        10.14     Deliveries to Buyer. Buyer agrees and acknowledges that all documents or other items delivered to Buyer’s representatives (including, without limitation, Quarles & Brady LLP and PriceWaterhouseCoopers) shall be deemed to be delivered to Buyer for all purposes hereunder.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

OCEAN SPRAY CRANBERRIES, INC.
By: /s/ Mike Stamatakos
Name: Mike Stamatakos
Title: Vice President, Operations

NORTHLAND CRANBERRIES, INC.
By: /s/ John Swendrowski
Name: John Swendrowski
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]